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                                    Exhibit 1



FOR IMMEDIATE RELEASE



BETHESDA, MARYLAND, SEPTEMBER 25, 1998 -- ALPHA 1 BIOMEDICALS, INC. (OTC BULLETIN BOARD:ALBM) today announced that the Company is suspending operations effective immediately due to insufficient funds to continue.


Future communications with the Company should be addressed to:


                                 P.O. Box 34598

                           W. Bethesda, MD 20827-0598










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